Exhibit 10.1

Stock Incentive Plan
20   Performance Share Award Agreement

Ingredion Incorporated

, 20

Ingredion Incorporated
Stock Incentive Plan
20   Performance Share Award Agreement

You have been selected to be a participant in the Ingredion Incorporated Stock Incentive Plan (the “Plan”), as specified below:

Performance Period:                                          , 20    to              , 20

Performance Measure:                                  Relative Total Shareholder Return

THIS AGREEMENT (the “Agreement”) effective as of         , 20    , represents the grant of Performance Shares by Ingredion Incorporated, a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.

If there is any inconsistency between the terms of this Agreement and the terms of the Plan, except as otherwise expressly provided in the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.  All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.  The parties hereto agree as follows:

Article 1. Performance Period

The Performance Period commences on           , 20    and ends on           , 20    .

Article 2. Value of Performance Shares

Each Performance Share shall represent and have a value equal to one share of Common Stock as detailed herein.

Article 3. Performance Shares and Achievement of Relative Total Shareholder Return

(a)   The number of Performance Shares to be earned under this Agreement shall be based upon the achievement of the Company’s preestablished Relative Total Shareholder Return (“TSR”) percentile ranking performance as approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”) for the Performance Period, based on the following chart:

Total Shareholder Return

TSR Percentile Ranking Goal		Percent of Target Performance Share Award Earned

>	th	200%	(maximum)
	th	150%
	th	100%	(target)
	th	75%
	th	50%	(threshold)
<	th	0%

Interpolation shall be used to determine the percentile rank in the event the Company’s TSR Percentile Rank does not fall directly on one of the ranks listed in the above chart.

(b)         For this purpose, TSR shall be determined as follows:

TSR	=	Change in Stock Price + Dividends Paid Beginning Stock Price

(i)            Beginning Stock Price shall mean the average of the Daily Averages for each of the twenty (20) trading days immediately prior to the first day of the Performance Period;

(ii)           Ending Stock Price shall mean the average of Daily Averages for each of the last twenty (20) trading days of the Performance Period;

(iii)          Change in Stock Price shall mean the difference between the Beginning Stock Price and the Ending Stock Price; and

(iv)          Dividends Paid shall mean the total of all dividends paid on one (1) share of common stock during the applicable calendar quarter(s) during the Performance Period, provided that dividends shall be treated as though they are reinvested at the end of each calendar quarter based on the stock price at the end of each calendar quarter.

(v)           Daily Average shall mean the average of the high and low stock price on the applicable stock exchange of one share of common stock for a particular trading day.

(c)         Following the TSR determination, the Company’s Percentile Rank against the “Peer Group” shall be determined.  Once the Company’s Percentile Rank is determined, the Performance Shares to be awarded shall then be determined based on the chart in Article 3(a).

(d)         “Peer Group” shall mean the companies listed below, categorized by industry. If two companies in the Peer Group merge, or one is acquired, the new company will be included in the Peer Group. If a company merges with a company not in the Peer Group, the company will be removed and its TSR will not be included as part of the Peer Group.

Agricultural Processing

Archer Daniels Midland Company

Bunge Limited

Gruma, S.A. de C.V.

MGP Ingredients, Inc.

Penford Corp.

Tate & Lyle — ADR

Agricultural Production/Farm Production

Alico Inc.

Alliance One International

Universal Corporation

Agricultural Chemicals

Agrium Inc.

Monsanto Company

Potash Corporation of Saskatchewan Inc.

Syngenta AG-ADR

Terra Nitrogen Co.-LP

Paper/Timber Resolute Forest Products, Inc. Buckeye Technologies Corporation Deltic Timber Corp. MeadWestvaco Corporation Potlatch Corporation Wausau Paper Corporation

Article 4. Termination Provisions

Except as provided below, the Participant shall be eligible for payment of awarded Performance Shares, as determined in Article 3, only if the Participant’s employment with the Company continues through the end of the Performance Period.

If the Participant’s employment with the Company terminates prior to the end of the Performance Period by reason of death, retirement on or after age 55 (with a minimum of 10 years of employment or service with the Company) or the occurrence of such Participant’s Disability Date, subject to the Committee’s approval, a pro-rated payment will be provided at the end of the Performance Period of all or any portion of the Performance Award which would have been paid to such Participant for such Performance Period as long as the termination of employment occurred in years two or three of the Performance Period.

Upon termination of employment prior to the end of the Performance Period under any other circumstances, the Committee, in its sole discretion and taking into consideration the performance of the Participant and the performance of the Company during the Performance Period, may authorize the payment to the Participant (or his legal representative) at the end of the Performance Period of all or any portion of the Performance Share Award which would have been paid to the Participant for such Performance Period.

If the Participant’s employment with the Company terminates for any other reason prior to the end of the Performance Period, then the award which is subject to such Performance Period on the effective date of the Participant’s termination of employment shall, except as otherwise authorized by the Committee pursuant to the preceding paragraph, be forfeited to and cancelled by the Company.

Article 5. Dividends

The Participant shall have no right to any dividends which may be paid with respect to shares of Common Stock until any such shares are paid to the Participant following the completion of the Performance Period.

Article 6. Form and Timing of Payment of Performance Shares

(a)         The payment of the Performance Share Award shall be paid to the Participant no later than two and one-half months after the end of the Performance Period.  Payment of the Performance Shares awarded shall be made subject to the following:

(i)            The Participant shall have no rights with respect to any Award until such Award shall be paid to such Participant.

(ii)           If the Committee determines, in its sole discretion, that the Participant at any time has willfully engaged in any activity that the Committee, in its sole discretion, determines was or is harmful to the Company, any unpaid Award will be forfeited by the Participant.

(b)         Performance Shares awarded, if any, will only be paid out in shares of Common Stock.

(c)         The Participant may defer receipt of all or any portion of the Performance Shares awarded hereunder, upon such terms and conditions stated in the deferral election form by filing such written election with the Senior Vice President of Human Resources of the Company no later than six months prior to the termination of the Performance Period, provided such election is made in a manner which complies with the requirements of Code Section 409A and/or other applicable laws. Deferrals may only be made into the Ingredion Incorporated phantom unit investment option under the Ingredion Incorporated Supplemental Executive Retirement Plan or a successor to that investment option.

Article 7. Nontransferability

Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, except as otherwise provided in a Participant’s Award Agreement, the Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

Article 8. Income Tax and Social Insurance Contribution Withholding

Prior to the issuance or delivery of any shares of Common Stock in settlement of the Performance Shares, the Company or the Subsidiary or affiliate that employs the participant (the “Employer”) (if applicable) shall have the right to require the Participant to pay any U.S. Federal, state, local or other taxes (including non-U.S. taxes, social insurance, payroll tax, payment on account or other tax-related withholding) (“Tax-Related Items”) which may be required to be withheld or paid in connection with the Performance Shares.  Such obligation shall be satisfied either:

(a)           by the Company by withholding whole shares of Common Stock which would otherwise be delivered to the Participant, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the Performance Shares (the “Tax Date”), or by the Company or Employer withholding an amount of cash which would otherwise be payable to the Participant, in the amount necessary to satisfy any such obligation; or

(b)           by the Participant by any of the following means: (A) a cash payment to the Company or the Employer in the amount necessary to satisfy any such obligation, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to the Participant, equal to the amount necessary to satisfy any such obligation, or (D) any combination of (A), (B) and (C).

Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value, determined as of the Tax Date, in excess of the amount determined by applying the minimum statutory withholding rate (as determined by the Company in good faith and in its sole discretion).  Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the Participant shall pay the remaining amount in cash.

Regardless of any action the Company or the Employer (if applicable) takes with respect to any or all Tax-Related Items, the Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award or the shares of Common Stock issued upon settlement of the Award, and (b) do not commit to structure the terms of the Award (or any aspect of the Performance Shares) to reduce or eliminate the Participant’s liability for Tax-Related Items.

Article 9. Participant Data Privacy

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company (and/or the Employer, if applicable) holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, drivers license information, nationality, C.V. (or resume), wage history, employment references, social insurance number or other identification number, salary, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the company, details of all options or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”).

The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country.  The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Corporate Human Resources.

The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired.  The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.

The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Corporate Human Resources.

The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact Corporate Human Resources.

Article 10. Administration

This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.

Article 11. Miscellaneous

(a)                                 Change in Control.  In the event of a Change in Control, the Performance Period will be deemed to have ended, and the Performance Shares will be considered earned and the Target Performance Share Award amount will be paid out in accordance with the Plan. Such deemed earned Performance Shares shall be paid out as soon as practicable.

(b)                                 Continuation of Employment.  The selection of any employee for participation in the Plan and this Agreement shall not give such Participant any right to be retained in the employ of the Company. The right and power of the Company to dismiss or discharge the Participant is specifically reserved. The Participant or any person claiming under or through the Participant shall not have any right or interest in the Plan or any Award thereunder, unless and until all terms, conditions, and provisions of the Plan that affect the Participant have been complied with as specified herein.

(c)                              Nature of the Award.  In accepting the Award, the Participant acknowledges that:  (1) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement; (2) the grant of the Performance Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares, even if Performance Shares have been granted repeatedly in the past; (3) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) the Participant’s participation in the Plan is voluntary; (4) the Performance Shares and any Common Stock subject to the Performance Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (5) the grant of Performance Shares is provided for future services to the Company and its affiliates and is not under any circumstances to be considered compensation for past services; (6) in the event that the Participant is an employee of an affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the affiliate or

Subsidiary that is the Participant’s employer; (7) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (8) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Performance Shares or diminution in value of the Performance Shares or the shares of Common Stock and the Participant irrevocably releases the Company, its affiliates and/or its Subsidiaries from any such claim that may arise; and (9) in the event of involuntary termination of the Participant’s employment, the Participant’s right to receive Performance Shares and/or Common Stock under the Plan, if any, will terminate in accordance with the terms of the Plan and will not be extended by any notice period mandated under local law; furthermore, the Participant’s right to earn in the Performance Shares after such termination of employment, if any, will be measured by the date of termination of the Participant’s active employment and will not be extended by any notice period mandated under local law.

(d)                                 Application of the Law.  This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)                                  Amendments to Conform to Law.  Notwithstanding any other provision of this Agreement or the Plan to the contrary, the Board of Directors may amend the Plan or this Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

(f)                                   Right to Amend or Terminate Agreement.  With the approval of the Board, the Committee may terminate, amend, or modify this Agreement; provided, however, that no such termination, amendment, or modification of this Agreement may in any way adversely affect the Participant’s rights under this Agreement without the Participant’s written consent.

(g)                                  Governing Law.  To the extent not preempted by U.S. federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(h)                                 Not a Public Offering in Non-U.S. Jurisdictions.  If the Participant is resident or employed outside of the United States, neither the grant of the Performance Shares under the Plan nor the issuance of the underlying shares of Common Stock is intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different).  The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.

(i)                                     Compliance with Local Law. If the Participant is resident or employed outside of the United States, as a condition to the grant of the Award, the Participant agrees to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different).  In addition, the Participant agrees to take any and all actions, and consent to any and all actions taken by the Company and the Company’s Subsidiaries and affiliates, as may be required to allow the Company and the Company’s Subsidiaries and affiliates to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).  Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

(j)                                    Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Performance Shares or other awards granted to the Participant under the Plan by electronic means.  The Participant hereby consents to receive such documents be electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.

(k)                                 English Language.  If the Participant is resident and/or employed outside of the United States, the Participant acknowledges and agrees that it is the Participant’s express intent that the Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Performance Shares, be drawn up in English.  If the Participant has received the Agreement, the Plan or any other documents related to the Performance Shares translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

(l)                                     Additional Requirements.  The Company reserves the right to impose other requirements on the Performance Shares, any shares of Common Stock acquired pursuant to the Performance Shares, and the Participant’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the administration of the Plan.  Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of          , 20  .

Ingredion Incorporated

By:

Title:

EXECUTIVE:

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